Exhibit 10.14

April 8, 2014

George Bickerstaff

Re: CareDx, Inc. Board of Directors

Dear George:

CareDx, Inc. (the “Company”) is delighted to offer you a position as a director on the Company’s Board of Directors (the “Board”). We are also pleased to offer you a position on our Audit Committee as the chairman. What follows is information on some of the benefits available to you as a director of the Company (a “Director”).

As compensation for your services to the Company, it will be recommended that the Board grant you an option to purchase 75,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board. The shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing service as a Director of the Company on each applicable vesting date. This option grant shall be subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan and Stock Option Agreement, including vesting requirements.

As additional compensation, and subject to Compensation Committee recommendations, it is expected that it will be recommended that the Board grant you an additional option to purchase 36,000 shares of the Company’s Common Stock for each year of service on the Board. These annual options shall be granted at a price per share equal to the fair market value of the Common Stock on the date of grant, as determined by the Board. The shares shall vest monthly over the 12 months following the grant date in equal monthly amounts, subject to your continuing service as a Director of the Company on each applicable vesting date. These option grants shall be subject to the terms and conditions of the Company’s 2014 Equity Incentive Plan and Stock Option Agreement, including vesting requirements. With respect to all option grants, no right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

You will receive an annual retainer of $30,000 for service as a Board member and $20,000 for service as the chairman of the Audit Committee. These fees are payable 2/3rds in Common Stock of the Company and 1/3rd in cash compensation. At your discretion, you may elect to receive the full value of your retainer in Common Stock of the Company.

The Company will also reimburse you for all reasonable expenses incurred by you in connection with your services to the Company. All reimbursements are in accordance with established Company policies.

As a Director, you will be entitled to indemnification and will be asked to enter into the enclosed directors and officers indemnification agreement. In addition, the Company maintains directors and officers insurance, and the Company’s policy will be increased at the time of the initial public offering to provide standard protection for public company directors.

Nothing in this offer or the Stock Option Agreements should be construed to interfere with or restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

This letter sets forth the terms of your service as a Director with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both copies and returning one original letter to me. Your effective date as a Director will be the date that you sign this agreement.

We look forward to you joining the Board. I believe you will make significant contributions to the Company as its future director.

Sincerely,

/s/ Michael Goldberg
Michael Goldberg
Chairman

Agreed:

GEORGE BICKERSTAFF

Signature:	/s/ George Bickerstaff

Date:	April 8, 2014

Enclosures:

Duplicate Original Letter

Indemnification Agreement

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